As filed with the Securities and Exchange Commission on August 9, 2013

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MEDICAL PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-0191742
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 URBAN CENTER DRIVE, SUITE 501

BIRMINGHAM, AL 35242

(Address of registrant’s principal executive offices including zip code)

MEDICAL PROPERTIES TRUST, INC. 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Edward K. Aldag, Jr.

Chairman, President and Chief Executive Officer

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

(205) 969-3755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yoel Kranz, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	6,900,000	$13.87	$95,703,000	$13,053.89

(1)	Covers an aggregate of 6,900,000 shares of Common Stock that may be issued by Medical Properties Trust, Inc. (the “Registrant”) under the Medical Properties Trust, Inc. 2013 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of $13.87 per share, the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on August 8, 2013.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by us are incorporated as of their respective dates in this Registration Statement by reference:

A.	Our Annual Report on Form 10-K for the year ended December 31, 2012 ,filed on February 22, 2013.

B.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013.

C.	Our Current Reports on Form 8-K filed with the Commission on February 28, 2013, May 24, 2013, and July 15, 2013.

D.	The description of our Common Stock contained in the Registration Statement on Form 8-A filed on July 5, 2005.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the Maryland General Corporation Law, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.

We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he/she was our director or officer, he/she was serving at our request as a director, officer, partner, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he/she provides us with a written affirmation that he/she has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he/she has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

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The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by this reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-closing effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on August 9, 2013.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President, Chief Financial Officer and Director

POWER OF ATTORNEY

Each of the directors and/or officers of Medical Properties Trust, Inc. whose signature appears below hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner and each of them as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally to do all such things in their behalf in their capacities as officers to enable Medical Properties Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward K. Aldag, Jr. Edward K. Aldag, Jr.	Chairman of the Board, President Chief Executive Officer, and Director	August 9, 2013

/s/ G. Steven Dawson G. Steven Dawson	Director	August 9, 2013

/s/ R. Steven Hamner R. Steven Hamner	Executive Vice President, Chief Financial Officer and Director	August 9, 2013

/s/ Robert E. Holmes, Ph.D. Robert E. Holmes, Ph.D.	Director	August 9, 2013

/s/ Sherry A. Kellett Sherry A. Kellett	Director	August 9, 2013

/s/ William G. McKenzie William G. McKenzie	Director	August 9, 2013

/s/ L. Glenn Orr, Jr. L. Glenn Orr, Jr.	Director	August 9, 2013

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INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages to this Registration Statement)